EXHIBIT 8.1

[LATHAM & WATKINS LLP LETTERHEAD]

September 2, 2004

Maguire Properties, Inc.
333 South Grand Ave., Suite 400
Los Angeles, California 90071

Re:	Maguire Properties, Inc.

          Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as tax counsel to Maguire Properties, Inc., a Maryland corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 on September 3, 2004 (such registration statement, as amended at the time it became effective, together with the documents incorporated by reference therein, the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of up to $1,000,000,000 aggregate offering price of (i) common stock, par value $.01 per share (“Common Stock”), (ii) preferred stock, par value $.01 per share (“Preferred Stock”), (iii) depository shares representing entitlement to all rights and preferences of fractions of shares of Preferred Stock of a specified series and represented by depositary receipts (“Depository Shares”) and (iv) warrants to purchase Common Stock, Preferred Stock and Depository Shares as set forth in the prospectus contained in the Registration Statement (the “Prospectus”).

     You have requested our opinion concerning certain of the federal income tax considerations relating to the Company. This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement and the Prospectus concerning the business, assets and governing documents of the Company, Maguire Properties, L.P., a Maryland limited partnership (the “Operating Partnership”) and their subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company, the Operating Partnership and their subsidiaries with respect to certain factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”). With your permission, we have assumed the accuracy of the opinion of Venable, LLP, counsel for the Company, dated September 2, 2004 with respect to certain matters of Maryland law.

     In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

     Based on such facts, assumptions and representations, it is our opinion that:

     1.       Commencing with its taxable year ending December 31, 2003, the Company has been organized in conformity with the requirements for qualification as a real estate investment trust (“REIT”), and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”).

     2.       The statements in the Prospectus set forth under the caption “United States Federal Income Tax Considerations Related to Our REIT Election” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

     No opinion is expressed as to any matter not discussed herein.

     This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement, Prospectus or Officer’s Certificate may affect the conclusions stated herein. As described in the Prospectus, the Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

     This opinion is rendered only to you, and is for your benefit in connection with the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “United States Federal Income Tax Considerations Related to Our REIT Election” and

“Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP